Exhibit 3.1

CERTIFICATE OF DETERMINATION

OF

SERIES C CONVERTIBLE PARTICIPATING VOTING PREFERRED STOCK

OF

PACIFIC CAPITAL BANCORP

(Pursuant to Section 401 of the Corporations Code of the State of California)

The undersigned, George S. Leis and Carol M. Zepke hereby certify that:

A. They are the duly elected and acting President & CEO and Secretary, respectively, of Pacific Capital Bancorp, a corporation organized and existing under the laws of the State of California (the “Corporation”).

B. The authorized number of shares of Preferred Stock of the Corporation is 1,000,000, and there are a sufficient number of authorized and unissued shares available for the issuance hereunder.

C. Pursuant to authority given by the Corporation’s Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions in accordance with the relevant provisions of the California Corporations Code:

WHEREAS, the Articles of Incorporation of this corporation authorize a class of Preferred Stock comprising 1,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including but not limited to the dividend rights, dividend rates, conversion rights, voting rights and the liquidation preferences and the number of shares constituting any such series and the designation thereof, or any of them; and

WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority referenced herein, to determine and fix the rights, preferences, privileges and restrictions relating to a Series C Convertible Participating Voting Preferred Stock and the number of shares constituting the designation of such series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation, in accordance with the articles of incorporation of the Corporation (the “Articles of Incorporation”) and bylaws of the Corporation and applicable law, hereby does create and provide for the issue of a series of Preferred Stock consisting of 455,000 shares, $1,000 stated value per share, designated as “Series C Convertible Participating Voting Preferred Stock” and does hereby fix the voting and other powers, preferences and relative participating, optional or other rights and the qualifications, limitations and restrictions thereof and other matters relating to the Preferred Stock designated herein:

Section 1. Designation and Number of Shares. The distinctive serial designation of this Series shall be “Series C Convertible Participating Voting Preferred Stock” (hereinafter called “Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects with the other shares of Series C Preferred Stock. The number of shares in Series C Preferred Stock will initially be 455,000, which number may from time to time be increased or decreased by the Board of Directors. Shares of Series C Preferred Stock purchased by the Corporation will be canceled and revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Ranking. The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank junior to all other preferred stock of the Corporation, including any class or series of preferred stock established after the Effective Date by the Corporation, unless the terms of such other class or series expressly provide that such class or series will rank on a parity with or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation. The Series C Preferred Stock shall rank on a parity with the Common Stock with respect to dividend rights and senior to the Common Stock with respect to rights on liquidation, winding-up and dissolution of the Corporation.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(b) “Articles of Incorporation” has the meaning set forth in the preamble hereto.

(c) “Board of Directors” means the Board of Directors of the Corporation.

(d) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are generally required or authorized by law to be closed.

(e) “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

(f) “Certificate of Determination” has the meaning set forth in the preamble hereto.

(g) “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Stock Market on such date. If the Common Stock is not traded on the NASDAQ Stock Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. For purposes of this Certificate of Determination, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Stock Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Stock Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Stock Market shall govern. If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(h) “Common Stock” shall have the meaning set forth in Section 4(b).

(i) “Conversion Price” means for each share of Series C Preferred Stock, $0.20 per share; provided, that such price shall be subject to adjustment as set forth herein.

(j) “Corporation” shall have the meaning set forth in the preamble hereto.

(k) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(l) “Effective Date” means the date on which shares of the Series C Preferred Stock are first issued.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(n) “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(o) “Exchange Property” shall have the meaning set forth in Section 11(a).

(p) “Fundamental Change” means the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(q) “Holder” shall mean, as of any date, the Person in whose name the shares of the Series C Preferred Stock are registered as of such date, which may be treated by the Corporation as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(r) “Mandatory Conversion” shall have the meaning set forth in Section 8(b).

(s) “Mandatory Conversion Date” shall have the meaning set forth in Section 8(b).

(t) “Notice of Conversion” shall have the meaning set forth in Section 9.

(u) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(v) “Record Date” has the meaning set forth in Section 4(d).

(w) “Reorganization Event” shall have the meaning set forth in Section 11(a).

(x) “Series C Preferred Stock” shall have the meaning set forth in the preamble hereof.

(y) “Shareholder Approval” means the approval of the shareholders of the Corporation necessary to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Series C Preferred Stock into Common Stock.

(z) “Trading Day” means a day on which the shares of Common Stock:

(1)	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(2)	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(aa) “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4. Dividends.

(a) From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and no more.

(b) If the Board of Directors declares and pays a dividend in the form of cash or other assets (other than shares of Common Stock or rights or warrants to subscribe for Common Stock) in respect of any shares of common stock of the Corporation, no par value (the “Common Stock”), then the Board of Directors shall declare and pay to the Holders of the Series C Preferred Stock a dividend in an amount per share of Series C Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series C Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on the Record Date.

(c) Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Series C Preferred Stock.

(d) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which, with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock.

(e) Dividends payable pursuant to Section 4(b) are non-cumulative. If the Board of Directors does not declare a dividend pursuant to Section 4(b) in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series C Preferred Stock or any other class or series of the Corporation’s preferred stock or Common Stock.

Section 5. Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of full and fractional shares of Series C Preferred Stock will be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to Series C Preferred Stock upon liquidation, to receive in full an amount per share equal to the greater of (the “liquidation preference”) (i) $0.01 plus an amount equal to any dividends that have been declared on Series C Preferred Stock but not paid and (ii) the amount that a holder of one share of Series C Preferred Stock would be entitled to receive if such share were converted into Common Stock immediately prior to such liquidation, dissolution or winding up, together with any declared but unpaid dividend prior to such distribution or payment date, and, for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series C Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on such date. If such payment has been made in full to all Holders of shares of Series C Preferred Stock, the Holders of shares of Series C Preferred Stock as such will have no right or claim to any of the remaining assets of the Corporation.

(b) If the assets of the Corporation available for distribution to the Holders of shares of Series C Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution will be made on account of any shares of any other class or Series of Preferred Stock ranking on a parity with the shares of Series C Preferred Stock upon such liquidation, dissolution or winding up unless proportionate distributive amounts are paid on account of the shares of Series C Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(c) Upon the liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series C Preferred Stock then outstanding will be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 5 before any payment is made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to Series C Preferred Stock.

(d) For the purposes of this Section 5, the consolidation or merger of, or binding shares exchange by, the Corporation with any other corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation, provided, however, that a Fundamental Change shall be deemed to constitute such a liquidation.

Section 6. Maturity. The Series C Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Determination.

Section 7. No Redemption. The Series C Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8. Conversion.

(a) Mandatory Conversion. Effective as of the receipt of the Shareholder Approval and the filing of the amendment to the Articles of Incorporation described in the definition of Shareholder Approval and this Certificate of Determination with the California Secretary of State, Business Programs Division (the “Mandatory Conversion Date”), all shares of Series C Preferred Stock shall automatically convert into shares of Common Stock as set forth in Section 8(b) hereof (the “Mandatory Conversion”).

(b) Number of Shares Upon Conversion. The number of shares of Common Stock into which a share of Series C Preferred Stock shall be convertible shall be determined by dividing $1,000 by the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof) plus cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9. Conversion Procedures.

(a) As promptly as practicable following the Mandatory Conversion, each Holder shall provide the Corporation with a notice (the “Notice of Conversion”). In addition to any information required by applicable law or regulation, the Notice of Conversion with respect to such Holder shall state, as appropriate:

(1) The number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock held of record by such Holder and subject to the Mandatory Conversion;

(2) The name in which shares of Common Stock to be issued upon conversion of shares of Series C Preferred Stock should be registered; and

(3) The manner in which certificates of Series C Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) Effective immediately prior to the close of business on the Mandatory Conversion Date, with respect to any share of Series C Preferred Stock, dividends shall no longer be declared on any such converted share of Series C Preferred Stock and such share of Series C Preferred Stock shall only represent such number of shares of Common Stock issuable upon conversion thereof and shall cease to be outstanding, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4 and any other payments to which such Holders is otherwise entitled pursuant to Section 8, Section 11 and Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date, with respect to any share of Series C Preferred Stock. Prior to the close of business on the Mandatory Conversion Date, with respect to any share of Series C Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Series C Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series C Preferred Stock.

(d) Shares of Series C Preferred Stock converted in accordance with this Certificate of Determination will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series C Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or pursuant to applicable law.

(f) No later than three (3) Business Days following delivery of the Notice of Conversion, with respect to any share of Series C Preferred Stock as to which the Mandatory Conversion shall have occurred, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing such Series C Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments.

(1) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 =

the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (1), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(2) Subdivisions, Splits and Combination of the Common Stock. If the Corporation or any of its subsidiaries subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0

OS1

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the close of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (2), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (2) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(3) Issuance of Stock Purchase Rights. If the Corporation or any of its subsidiaries issues to all holders of the shares of Common Stock as of a Record Date after the date of issuance of the Series C Preferred Stock (and does not make the equivalent issuance to the Holders of Series C Preferred Stock) rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 180 days (or any shorter period) from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + Y

OS0 + X

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

For the purposes of this clause (3), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the

Common Stock held or acquired by the Corporation. In the event that such rights or warrants described in this clause (3) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(4) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock (and does not make the equivalent offer to the Holders of Series C Preferred Stock) where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 × SP 0

AC + (SP0 × OS1)

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer and after taking into account the shares purchased pursuant thereto.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion

Price that would then be in effect if such tender offer or exchange offer had not been made.

(5) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series C Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) All adjustments to the Conversion Price shall be calculated to the nearest  1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date. When any adjustment is to be made in respect of a distribution of Common Stock or rights or warrants to purchase Common Stock, such adjustment shall also be made for any securities convertible, exchangeable or exercisable for shares of Common Stock.

(c) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series C Preferred Stock (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series C Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series C Preferred Stock may then be converted.

(d) Notwithstanding anything contained herein, the Applicable Conversion Price shall not be adjusted:

(1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(3) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series C Preferred Stock were first issued and not substantially amended thereafter;

(4) for a change in the par value or no par value of Common Stock; or

(5) for accrued and unpaid dividends on the Series C Preferred Stock.

(e) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a), taking into account the threshold set forth in Section 10(b); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) taking into account the threshold set forth in Section 10(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events.

(a) In the event of:

(1) consolidation or merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or

(3) any reclassification of the Common Stock into securities including securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Series C Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series C Preferred Stock would then be convertible (and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series C Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on such date) (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in the Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series C Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the date of consummation of the Reorganization Event.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within twenty (20) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Determination, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party as described in Section 11(a), (ii) provides that each share of Series C Preferred Stock shall be converted into the number of shares of Common Stock as provided in Section 8(b) or (iii) provides that (1) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series C Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole. For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change provided that the Series C Preferred Stock is treated as set forth in the preceding sentence.

Section 12. Voting Rights.

(a) The Holders of the Series C Preferred Stock shall be entitled to vote together with the Holders of Common Stock on all matters upon which the Holders of Common Stock are entitled to vote. Each share of Series C Preferred Stock shall be entitled to such number of votes as the number of shares of Common Stock into which such share of Series C Preferred Stock is convertible at the time of the record date for any such vote, and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series C Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on such date and shall be included in such calculation.

(b) So long as any shares of Series C Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series C Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by California law:

(1) any amendment, alteration or repeal of any provision of the Articles of Incorporation, this Certificate of Determination, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely; or

(2) the consummation of a binding share exchange or reclassification involving the Common Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separate right to vote under this provision or otherwise under California law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Series C Preferred Stock shall be convertible into the Exchange Property, or (z) (1) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities or common stock of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series C Preferred Stock remaining outstanding or such preferred securities or common stock, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock, or any securities convertible into preferred stock ranking junior to, equally with and/or senior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding up of the Corporation, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series C Preferred Stock and, notwithstanding any provisions of California law, Holders will have no right to separately vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series C Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series C Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series C Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Series C Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered.

Section 14. Reservation of Common Stock.

(a) Following the receipt of the Shareholder Approval for conversion of outstanding shares of Series C Preferred Stock, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of such shares of Series C Preferred Stock as provided in this Certificate of Determination, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all such shares of Series C Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Conversion Price on the Effective Date.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series C Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and if notwithstanding such efforts the shares of Common Stock cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series C Preferred Stock, and, for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series C Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on such date.

Section 15. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate representing Series C Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates representing Series C Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series C Preferred Stock on or after the Mandatory Conversion Date.

Section 16. Tax Treatment. The Corporation covenants not to treat the Series C Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

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The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate of Determination are true and correct to their own knowledge, and that this declaration was executed on the 27th day of August, 2010.

By:	/s/ George S. Leis
Name:	George S. Leis
Title:	President & CEO

By:	/s/ Carol M. Zepke
Name:	Carol M. Zepke
Title:	Secretary